Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Tri-County Financial Corporation on Form S-1 of our report dated March 15, 2013 on the consolidated financial statements of Tri-County Financial Corporation for 2012 and 2011 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Stegman & Company

Baltimore, Maryland

September 12, 2013